Exhibit 4.2

Emerald Health Therapeutics, Inc.

Notice to Reader

These consolidated financial statements are being filed to include statements to clarify that the consolidated financial statements have been filed in accordance with International Financial Reporting Standards “as issued by the International Accounting Standards Board”. No other changes have been made to the consolidated financial statements.

This notice does not form a part of the consolidated financial statements.

February 19, 2019

EMERALD HEALTH THERAPEUTICS, INC.

Consolidated Financial Statements

For the years ended December 31, 2017 and 2016

(Expressed in Canadian Dollars)

EMERALD HEALTH THERAPEUTICS, INC.

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements have been prepared by management and are the responsibility of the Board of Directors of Emerald Health Therapeutics, Inc. (the “Company”).

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards and reflect management’s best estimates and judgments based on currently available information. The Company has developed and maintains a system of internal controls in order to ensure, on a reasonable and cost effective basis, the reliability of its financial information.

The Board of Directors of the Company is responsible for overseeing management’s performance of its responsibilities for financial reporting and internal control. The Audit Committee of the Company, which is composed of non-executive directors, meets with management as well as the external auditors to ensure that management is properly fulfilling its financial reporting responsibilities to the Board of Directors who approve the financial statements. The external auditors have unrestricted access to the Audit Committee to discuss the scope of their audits and the adequacy of the system of internal controls.

The financial statements have been audited by Deloitte LLP. Their report outlines the scope of their examination and opinion on the consolidated financial statements.

March 29, 2018

/s/ Chris Wagner	/s/ Robert Hill
Chris Wagner	Robert Hill
Chief Executive Officer	Chief Financial Officer

Independent Auditor’s Report

To the Shareholders of Emerald Health Therapeutics, Inc.

We have audited the accompanying consolidated financial statements of Emerald Health Therapeutics, Inc., which comprise the consolidated statements of financial position as at December 31, 2017 and December 31, 2016, and the consolidated statements of loss and comprehensive loss, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flow for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Emerald Health Therapeutics, Inc. as at December 31, 2017 and December 31, 2016, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte LLP

Chartered Professional Accountants

March 29, 2018

Vancouver, British Columbia

EMERALD HEALTH THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Expressed in Canadian dollars)

	December 31 2017	December 31 2016

ASSETS

Current
Cash and cash equivalents (Note 18)	$44,523,145	$3,217,205
Accounts receivable (Note 6 and 18)	278,232	28,701
Biological assets (Note 7)	114,559	162,986
Inventory (Note 8)	727,635	160,048
Prepaid expenses	167,911	32,783
Due from related parties (Note 14)	324,674	-
Total current assets	46,136,156	3,601,723

Plant and equipment (Note 10)	1,031,335	529,188
Plant under construction (Note 10)	2,772,051	-
Refundable deposits (Note 14)	196,391	-
Intangible assets (Note 11)	2,851,855	45,418
Goodwill (Note 11)	169,323	-
Long-term investment (Note 12)	666,667	-
Investment in joint venture (Note 13)	19,907,061	-
Total non-current assets	27,594,683	574,606

TOTAL ASSETS	$73,730,839	$4,176,329

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$1,378,645	$376,339
Payable to joint venture (Note 13)	4,000,000	-
Due to related parties (Note 14)	247,505	97,696
Total current liabilities	5,626,150	474,035

Deferred income tax liability (Note 20)	317,497	-

TOTAL LIABILITIES	$5,943,647	$474,035

SHAREHOLDERS' EQUITY
Share capital (Note 15)	77,912,246	9,756,732
Warrants	461,772	-
Contributed surplus	5,285,709	3,043,099
Accumulated deficit	(17,829,369)	(9,097,537)
TOTAL SHAREHOLDERS' EQUITY	65,830,358	3,702,294

Non-controlling interest	1,956,834	-

TOTAL LIABILITIES AND EQUITY	$73,730,839	$4,176,329

Nature and continuance of operations (Note 1)
Commitments (Note 17)
Events after the reporting period (Note 23)

On behalf of the Board of Directors:

/s/ Punit Dhillon	/s/ Chris Wagner
Director	Director

The accompanying notes form an integral part of these consolidated financial statements

1

EMERALD HEALTH THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(Expressed in Canadian dollars)

	Year ended December 31 2017	Year ended December 31 2016

Revenue
Sales	$937,654	$253,321

Cost of sales
Cost of goods sold	637,751	193,793
Production costs	749,174	606,767
Gain on changes in fair value of biological assets	(163,754)	(197,293)
Gross margin	(285,517)	(349,946)

Expenses
General and administrative (Note 22)	5,070,447	1,220,775
Sales and marketing	428,541	271,118
Research and development	207,500	301,526
Depreciation (Note 10 and 11)	282,450	116,348
Loss on disposal of equipment (Note 10)	481	-
Share-based payments (Note 15)	2,822,495	680,788
	8,811,914	2,590,555

Loss from operations	9,097,431	2,940,501

Share of loss from joint venture	322,578	-
Interest revenue	(161,518)	-
Fair value changes in financial assets (Note 12)	(416,667)	-
Income tax expense (Note 20)	-	-
NET LOSS AND COMPREHENSIVE LOSS	8,841,824	2,940,501

Net loss and comprehensive loss attributable to:
Emerald Health Therapuetics, Inc.	8,731,832	2,940,501
Non-controlling interest	109,992	-
	8,841,824	2,940,501

Net loss per common share Basic and diluted	$0.10	$0.05

Weighted average number of common shares outstanding Basic and diluted	88,447,612	54,264,687

The accompanying notes form an integral part of these consolidated financial statements

2

EMERALD HEALTH THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Expressed in Canadian dollars)

	Share Capital
	Without Par Value		Warrants
							Total	Non-
	# of		# of		Contributed	Accumulated	Shareholders'	Controlling	Total
	Shares	Amount	Warrants	Amount	Surplus	Deficit	Equity	Interest	Equity

Balance, December 31, 2016	67,794,698	$9,756,732	8,489,451	$-	$3,043,099	$(9,097,537)	$3,702,294	$-	$3,702,294
Shares issued on stock option exercises (Note 15)	1,531,250	1,699,945	-	-	(579,885)	-	1,120,060	-	1,120,060
Units issued on prospectus offerings (Note 15)	24,870,100	36,260,901	12,690,250	4,679,773	-	-	40,940,674	-	40,940,674
Share issuance costs	-	(3,168,869)	-	-	-	-	(3,168,869)	-	(3,168,869)
Compensation options	-	(350,098)	-	-	350,098	-	-	-	-
Shares issued on warrant exercises (Note 15)	11,845,075	32,314,959	(11,845,075)	(4,396,189)		-	27,918,770	-	27,918,770
Shares issued on compensation option exercises (Note 15)	746,103	1,398,676	373,051	178,188	(350,098)	-	1,226,766	-	1,226,766
Acquisition of Northern Vine Canada Inc. (Note 5)	-	-	-	-	-	-	-	2,066,826	2,066,826
Share-based payments (Note 15)	-	-	-	-	2,822,495	-	2,822,495	-	2,822,495
Net loss and comprehensive loss	-	-	-	-	-	(8,731,832)	(8,731,832)	(109,992)	(8,841,824)
Balance, December 31, 2017	106,787,226	$77,912,246	9,707,677	$461,772	$5,285,709	$(17,829,369)	$65,830,358	$1,956,834	$67,787,192

Balance, December 31, 2015	46,070,841	$3,076,966	-	$-	$2,666,874	$(6,157,036)	$(413,196)	$-	$(413,196)
Shares issued on conversion of debt (Note 15)	12,592,606	2,314,261	-	-	-	-	2,314,261	-	2,314,261
Shares issued on private placement (Note 15)	8,489,451	3,835,926	8,489,451	-	-	-	3,835,926	-	3,835,926
Shares issued on stock option exercise (Note 15)	641,800	577,739	-	-	(304,563)	-	273,176	-	273,176
Share issuance costs	-	(48,160)	-	-	-	-	(48,160)	-	(48,160)
Share-based payments (Note 15)	-	-	-	-	680,788	-	680,788	-	680,788
Net loss and comprehensive loss	-	-	-	-	-	(2,940,501)	(2,940,501)	-	(2,940,501)
Balance, December 31, 2016	67,794,698	$9,756,732	8,489,451	$-	$3,043,099	$(9,097,537)	$3,702,294	$-	$3,702,294

The accompanying notes form an integral part of these consolidated financial statements

3

EMERALD HEALTH THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Expressed in Canadian dollars)

	Year ended December 31 2017	Year ended December 31 2016

Operating activities
Net loss	$(8,841,824)	$(2,940,501)
Items not involving cash
Depreciation	282,450	116,349
Gain on changes in fair value of biological assets	(163,754)	(197,293)
Fair value changes on financial assets	(416,667)	-
Share-based payments	2,822,495	680,788
Share of loss from joint venture	322,578	-
Accrued interest	-	(8,433)
Loss on disposal of assets	481	1,943
Changes in non-cash operating working capital
Accounts receivable	(223,847)	13,439
Due from related parties	(324,674)	-
Prepaid expenses	(133,245)	(5,047)
Inventory and biological assets	(333,027)	45,324
Accounts payable and accrued liabilities	(878,853)	164,141
Due to related parties	71,901	81,632
Net cash flows used in operating activities	(7,815,986)	(2,047,658)

Investing activities
Investment in joint venture (Note 13)	(16,229,639)	-
Acquisition of business, net of cash acquired (Note 5)	68	-
Purchase of long-term investment (Note 12)	(250,000)	-
Purchase of plant and equipment	(2,257,022)	(183,225)
Purchase of intangible assets	-	(61,771)
Proceeds from disposal of plant and equipment	-	999
Refundable deposits	(196,391)	-
Net cash flows used in investing activities	(18,932,984)	(243,997)

Financing activities
Proceeds from prospectus offering	40,940,674	-
Proceeds from private placement	-	3,835,926
Stock option exercises	1,120,060	273,176
Share issuance costs	(3,151,360)	(48,160)
Warrant exercises	27,918,770	-
Compensation option exercises	1,226,766	-
Repayment of advances from related parties	-	(186,313)
Advances from related parties	-	1,552,395
Net cash flows generated from financing activities	68,054,910	5,427,024

Increase in cash and cash equivalents	41,305,940	3,135,369
Cash and cash equivalents, beginning of year	3,217,205	81,836
Cash and cash equivalents, end of year	$44,523,145	$3,217,205

The accompanying notes form an integral part of these consolidated financial statements

4

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

1.	NATURE AND CONTINUANCE OF OPERATIONS

Emerald Health Therapeutics Inc. (the "Company"), is classified as a Tier 1 Venture Issuer on the TSXV, with its common shares listed under the trading symbol “EMH.” The Company is also traded on the OTCQX, with its common shares listed under the trading symbol “EMHTF.”

The Company was incorporated pursuant to the Business Corporations Act (British Columbia) on July 31, 2007 as Firebird Capital Partners Inc. and changed its name to Firebird Energy Inc. in December 2012. On September 4, 2014, the Company completed the acquisition of all of the issued and outstanding common shares of Thunderbird Biomedical Inc. (“Thunderbird”), by way of a reverse takeover (the “RTO”) under the rules of the TSX Venture Exchange (the “TSXV”) and concurrently changed its name to T-Bird Pharma, Inc. Thunderbird became a wholly owned subsidiary of the Company. In June 2015, the Company changed its name to Emerald Health Therapeutics, Inc. and Thunderbird changed its name to Emerald Health Botanicals Inc. (“Botanicals”). On February 23, 2018 Botanicals changed its name to Emerald Health Therapeutics Canada Inc. (“EHTC”). The Company’s registered office is at Suite 2600 Oceanic Plaza, 1066 West Hastings Street, Vancouver, BC, V6E 3X1.

The Company owns 100% of the shares of EHTC, a private Victoria, British Columbia based company which was incorporated pursuant to the Business Corporations Act (British Columbia) on January 28, 2013. The principal business of EHTC is the production and sale of medical cannabis pursuant to the Access to Cannabis for Medical Purposes Regulations.

On June 6, 2017, the Company and EHTC entered into a joint venture arrangement with respect to EHTC’s 50% equity interest in Pure Sunfarms Corp., for the purpose to produce, cultivate and distribute wholesale cannabis and cannabis extracts for therapeutic and non-therapeutic use purposes, if permitted by applicable law.

EHTC owns 100% of the shares of Emerald Health Farms Inc. (“Farms”), a holding company incorporated pursuant to the Business Corporations Act (British Columbia) on September 7, 2017. In March 2018, Farms changed its name to Pure Sunfarms Canada Inc.

On November 17, 2017 the EHTC acquired control of Northern Vine Canada Inc. (“Northern Vine”) and holds 53% of Northern Vine’s issued and outstanding shares. Northern Vine is a Licensed Dealer under the provisions of the Canadian Controlled Drugs and Substances Act. Northern Vine’s laboratory facility is located in Langley, British Columbia.

These consolidated financial statements have been prepared by management on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at December 31, 2017, the Company had not yet achieved profitable operations and had accumulated losses of $17,829,369 (December 31, 2016 - $9,097,537) since its inception. The Company however, has sufficient liquidity to continue operations in the future, satisfy its commitments and repay its liabilities arising from normal business operations as they become due.

5

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

2.	BASIS OF PRESENTATION

a)	Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

The annual consolidated financial statements were authorized for filing by the Board of Directors on March 29, 2018.

b)	Basis of measurement

These consolidated financial statements have been prepared on a going concern basis, at historical cost except for certain financial instruments and biological assets, which are measured at fair value.

c)	Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances are eliminated on consolidation. Subsidiaries are all entities over which the Company has control. The Company controls an entity when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

The subsidiaries of the Company at December 31, 2017 include the following:

Name of subsidiary	Ownership Interest
Emerald Health Therapeutics Canada Inc. ("EHTC")	100%
Pure Sunfarms Canada Inc. ("PSC")	100%
Northern Vine Canada Inc. ("Northern Vine")	53%

d)	Functional and presentation currency

The Company and its subsidiaries’ functional currency is Canadian dollars. All dollar amounts presented are in Canadian dollars unless otherwise specified.

3.	ACCOUNTING POLICIES

Cash and cash equivalents

Cash and cash equivalents include cash and redeemable short-term investment certificates with a maturity of less than one year held at major financial institutions.

6

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Biological assets

The Company measures biological assets consisting of medical cannabis on plants at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost of finished goods inventories after harvest. Seeds are measured at fair market value, except for a portion which are restricted with respect to distribution due to the conditions under which they were acquired that are measured at cost.

Gains or losses arising from changes in fair value less cost to sell are included in the results of operations of the related period.

Inventory

Inventories of dried cannabis consists of harvested cannabis and purchased cannabis and are valued at the lower of cost and net realizable value. Inventories of harvested cannabis are transferred from biological assets at their fair value at harvest, which becomes deemed cost. Any subsequent post-harvest costs are capitalized to inventory to the extent that cost is less than net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Cost is determined using the average cost basis. Cannabis oils are derived from dried cannabis and are measured at the lower of cost and net realizable value. Goods for resale are measured at the lower of cost and net realizable value. Supplies and consumables are valued at cost.

Plant and equipment

Plant and equipment is carried at cost less accumulated depreciation. Plant and equipment are depreciated over their expected lives based on the following:

•	Leasehold improvements – lesser of useful life or term of lease
•	Growing equipment – 5 to 10 years straight line
•	Lab equipment – 5 years straight line
•	Computers – 3 years straight line

In the year of acquisition, depreciation for plant and equipment is recorded once the asset is available for use.

An item of plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss.

Residual values and estimated useful lives are reviewed annually.

7

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Plant under construction

Expenditures for plant under construction are capitalized to the statement of financial position and will be amortized over the life of the asset, commencing at the time the asset is ready for its intended use. At each balance sheet date, the Company considers whether there is objective evidence of impairment of the asset, and if so, will write down the asset to its recoverable value.

Intangible Assets

Intangible assets are recorded at cost and amortized over their estimated useful lives at the following annual rate:

•	Computer software – 2 to 3 years straight line
•	Health Canada licenses – term plus renewal term of the leased facility site

Estimated useful lives are reviewed annually.

Investment in joint venture

IFRS 11, Joint Arrangements, and IAS 28, Investments in Associates and Joint Ventures establishes the criteria for accounting for joint ventures. Investments in joint ventures are accounted for using the equity method. The equity method involves recording the initial investment at cost and subsequently adjusting the carrying value of the investment for the proportionate share of the profit or loss, other comprehensive income or loss and any other changes in the joint venture’s net assets such as dividends. At each balance sheet date, the Company considers whether there is objective evidence of impairment in the joint venture. If there is such evidence, the Company will determine the amount of impairment to record, if any, in relation to the joint venture.

Business combinations

The Company uses the acquisition method of accounting for business combinations, whereby the purchase consideration is allocated to the fair value of the identifiable assets and liabilities at the date of acquisition. Preliminary fair values allocated at a reporting date are finalized as soon as the relevant information becomes available, within a period not to exceed twelve months from the acquisition date with retrospective restatement of the impact of adjustments to those preliminary fair values effective as at the acquisition date. Acquisition related costs are expensed as incurred.

When the cost of the acquisition exceeds the fair value attributable to the Company’s share of the identifiable net assets, the difference is recorded as goodwill. If the cost of the acquisition is less than the fair value attributable to the Company’s share of the identifiable net assets the difference is recognized in the consolidated statements of loss.

Non-controlling interests are measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquirers’ identifiable net assets at the date of acquisition. The choice of measurement is made on a transaction by transaction basis.

8

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

In a business combination achieved in stages, the Company remeasures any previously held equity interest at its acquisition date fair value and recognizes any gain or loss in the consolidated statements of loss.

Revenue recognition

Revenue is recognized at the fair value of consideration received or receivable. Revenue from the sale of goods is recognized when all of the following conditions have been satisfied:

•	the Company has transferred to the buyer the significant risks and rewards of ownership of the goods;
•	the Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;
•	the amount of revenue can be measured reliably;
•	it is probable that the economic benefits associated with the transaction will flow to the entity; and
•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Management deems the above to have been satisfied when the customer receives the goods.

Income taxes

Income tax expense comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity. Current tax expense is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regard to previous years.

Deferred tax is recorded using the liability method, providing for temporary differences, between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Temporary differences are not provided for the initial recognition of assets or liabilities that affect neither accounting nor taxable loss, and differences relating to investments in subsidiary to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the end of the reporting period. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Loss per share

Basic loss per share is computed by dividing net loss for the year by the weighted average number of common shares of the Company (the “Common Shares”) outstanding during the year. The Company uses the treasury stock method for calculating diluted loss per share. When the Company is in a loss position, all potential share issuances on the exercise of options or warrants is anti-dilutive. In the event of a loss position, diluted loss per share is the same a basic loss per share.

9

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Segment reporting

The Company has one reportable operating segment relating to the production and sales of medical cannabis pursuant to the Access to Cannabis for Medical Purposes Regulations.

Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the date of inception; whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement.

A leased asset is depreciated over the useful life of the asset. However, if there is no reasonable certainly that the Company will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

Operating lease payments are recognized as an operating expense in profit or loss on a straight-line basis over the lease term.

Foreign currency translation

Transactions in currencies other than the Canadian dollar are recorded at exchange rates prevailing on the dates of the transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated at the period end exchange rate while non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the exchange rates approximating those in effect on the date of the transactions. Exchange gains and losses arising on translation are included in net loss.

Financial instruments

Financial assets

The Company classifies its financial assets into one of the following categories as follows:

Fair value through profit or loss: This category comprises derivatives and financial assets acquired principally for the purpose of selling or repurchasing in the near term. They are carried at fair value with changes in fair value recognized in profit or loss. Cash, biological assets and long-term investments have been classified under this category.

Loans and receivables: These assets are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are carried at amortized cost using the effective interest method less any provision for impairment. Cash equivalents, accounts receivable, due from related party, and refundable deposits have been classified under this category.

Held to maturity investments: These assets are non derivative financial assets with fixed or determinable payments and fixed maturities that the Company's management has the positive intention and ability to hold to maturity. These assets are measured at amortized cost using the effective interest method less any provision for impairment.

10

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Available for sale: Non-derivative financial assets not included in the above categories are classified as available for sale. They are carried at fair value with changes in fair value recognized in other comprehensive income (loss). Where a prolonged or significant decline in the fair value of an available for sale financial asset constitutes objective evidence of impairment, the amount of the loss is removed from accumulated other comprehensive income (loss) and recognized in profit or loss.

All financial assets except those measured at fair value through profit or loss are subject to review for impairment at least at each reporting date. Financial assets are impaired when there is objective evidence of impairment as a result of one or more event that have occurred after initial recognition of the asset and that event has an impact on the estimated future cash flows of the financial asset or the group of financial assets.

Financial liabilities

The Company classifies its financial liabilities into one of two categories as follows:

Fair value through profit or loss: This category comprises derivatives and financial liabilities incurred principally for the purpose of selling or repurchasing in the near term. They are carried at fair value with changes in fair value recognized in profit or loss.

Other financial liabilities: This category consists of liabilities carried at amortized cost using the effective interest method. Accounts payable and accrued liabilities, payable to joint venture and due to related parties have been classified under this category.

Impairment of non-financial assets

At the end of each reporting period, the Company’s assets are reviewed to determine whether there is any indication that those assets may be impaired. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

11

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Goodwill

Goodwill represents the excess of the price paid for the acquisition of an entity over the fair value of the net identifiable tangible and intangible assets and liabilities acquired. Goodwill is allocated to the cash generating unit to which is relates. The Company has determined that the goodwill associated with all acquisitions belong to the medical cannabis cash generating unit. Currently, the Company has one cash generating unit.

Goodwill is measured as historical cost and is evaluated for impairment annually or more often if events or circumstances indicate there may be an impairment. Impairment is determined for goodwill by assessing if the carrying value of a cash generating unit, including the allocated goodwill, exceeds its recoverable amount determined as the greater of the estimated fair value less costs to sell and the value in use. Impairment losses recognized in respect of a cash generating unit are first allocated to the carrying value of goodwill and any excess is allocated to the carrying amount of assets in the cash generating unit. Any goodwill impairment is recorded in income in the period in which the impairment is identified. Impairment losses on goodwill are not subsequently reversed.

Share-based payments

The Company grants options to directors, officers, employees and service providers under the Company’s Omnibus Incentive Plan. The fair value of share options granted to employees is recognized as an expense over the vesting period with a corresponding increase in equity. An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee, including directors of the Company. At each financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of share options that are expected to vest. In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share-based payment.

No expense is recognized for awards that do not ultimately vest except for equity settled transactions for which vesting is conditional upon a market or non-vesting condition.

Share options with a graded vesting schedule are accounted for as separate grants with different vesting periods and fair values. The fair value is measured using the Black-Scholes option pricing model taking into account the terms and conditions upon which the share purchase options were granted.

Where the terms of an equity settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

When an equity award is cancelled, it is treated as if it vests on the date of the cancellation and any expense not recognized for the award is recognized immediately.

12

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Warrants

The Company uses the residual value approach in respect of unit offerings whereby the amount assigned to the warrant is the excess of the unit price over the trading price of the Company’s shares at the date of issuance, if any, to a maximum fair value of the warrant determined by using the Black-Scholes Option-Pricing Model.

Research and development

Research costs are expensed as incurred. Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete the development to use or sell the assets. Other development expenditures are expensed as incurred. To date, no development costs have been capitalized.

Significant accounting judgments and estimates

The preparation of financial statements in conformity with IFRS requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the year. Actual results may differ from these estimates.

Significant estimates are evaluation and assumptions about the future and other sources of estimation uncertainty that management has made, that could result in a material adjustment to the carrying amounts of assets and liabilities. Significant estimates used in the preparation of these consolidated financial statements include, but are not limited to, the following:

Biological assets and inventory

The Company measures biological assets consisting of medical cannabis on plants at fair value less cost to sell up to the point of harvest. Calculating the value requires management to estimate, among others, expected yield on harvest, expected selling price and remaining costs to be incurred up to the point of harvest.

The Company measures inventory at the lower of cost and net realizable value and estimates selling price, the estimated costs of completion and the estimated costs necessary to make the sale.

Estimated useful lives of plant and equipment and intangible assets

The Company makes estimates and utilizes assumptions in determining the useful lives and residual value of plant and equipment and intangible assets and related depreciation. Uncertainties in these estimates relate to technical obsolescence that may change the utilization of certain assets.

13

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Provisions and contingencies

The amount recognized as a provision, including legal, contractual, constructive and other exposures or obligations, is the best estimate of the consideration required to settle the related liability, including any related interest charges, taking into account the risks and uncertainties surrounding the obligation. In addition, contingencies will only be resolved when one or more future events occur or fail to occur. Therefore, assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events. The Company assesses its liabilities and contingencies based upon the best information available.

Share-based compensation

The fair value of share-based compensation expense is estimated using the Black-Scholes option pricing model and relies on a number of estimated inputs, such as the expected life of the option, the volatility of the underlying share price, and the risk-free rate of return. Changes in the underlying estimated inputs may result in materially different results.

Warrants

In calculating the fair value of warrants, management relies on estimated inputs, such as the volatility of the Company’s stock price and the risk-free rate of return.

Business combinations

In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities.

Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods. However, the measurement period will last for one year from the acquisition date.

Goodwill impairment

The Company performs a test for goodwill impairment at each financial year end and whenever events or circumstances indicate the carrying amount of goodwill may not be recoverable. Determining whether an impairment has occurred requires valuation of the respective CGU, which is estimated using the discounted cash flow method. A number of estimates are used in this valuation technique, including actual operating results, future business plan, economic projections and market data.

Deferred income taxes

In assessing the probability of realizing deferred income tax assets, management makes estimates related to expectations of future taxable income, applicable tax opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, management gives additional weight to positive and negative evidence that can be objectively verified.

14

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Impairment of plant and equipment, plant under construction and intangible assets

Management considers both external and internal sources of information in determining if there are any indications that the Company’s plant and equipment or intangible assets are impaired. Management considers the market, economic, and legal environment in which the Company operates that are not within its control and affect the recoverable amount of its plant and equipment and intangible assets. Management considers the manner in which the plant and equipment and intangible assets are being used or are expected to be used, and indication of economic performance of the assets. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the lesser of the revised estimate of recoverable amount, and the carrying amount that would have been recorded had no impairment loss been recognized previously.

4.	NEW ACCOUNTING PRONOUNCEMENTS, ISSUED BUT NOT YET ADOPTED

IFRS 9, Financial Instruments – replaces the guidance in IAS 39 Financial Instruments; Recognition and Measurement, on the classification and measurement of financial assets. The standard eliminates the existing IAS 39 categories of held to maturity, available-for-sale and loans and receivable. Financial assets will be classified into one of two categories on initial recognition, financial assets measured at amortized cost or financial assets measured at fair value. Gains and losses on re-measurement of financial assets measured at fair value will be recognized in profit or loss, except that for an investment in an equity instrument which is not held-for-trading, IFRS 9 provides, on initial recognition, an irrevocable election to present all fair value changes from the investment in other comprehensive income. The standard also provides a single, forward-looking ‘expected loss’ impairment model and a substantially reformed approach to additional disclosure. The standard is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Company has preliminarily determined that there will be no significant changes to the financial position and financial performance when this standard is applied, but is in the process of finalizing their analysis.

IFRS 15, Revenue from Contracts with Customers – clarifies the principles for recognizing revenue from contracts with customers. IFRS 15 will also result in enhanced disclosure about revenue, provide guidance for transactions that were not previously addressed comprehensively (i.e. service revenue and contract modifications) and improve guidance for multiple-element arrangements. The standard is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Company has preliminarily determined that there will be no significant changes to the financial position and financial position when this standard is applied other than additional disclosure, but is in the process of finalizing their analysis.

IFRS 16, Leases – replaces the guidance in IAS 17 Leases and establishes principles for the recognition, measurement, presentation and disclosure of leases, with the objective of ensuring that lessees and lessors provide relevant information that faithfully represents those transactions.

15

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

IFRS 16 applies to annual reporting periods beginning on or after January 1, 2019. The extent of the impact of adoption of the standard has not yet been determined.

5.	ACQUISITIONS

On November 17, 2017 the Company acquired control of Northern Vine by way of shares purchased from treasury resulting in ownership of 53% of the issued and outstanding shares of Northern Vine for $2,500,000. Northern Vine is a Licensed Dealer under the provisions of the Canadian Controlled Drugs and Substances Act and is licensed to provide analytical testing services.

The transaction was accounted for as a business combination.

As of the date of these consolidated financial statements, the determination of fair value of assets and liabilities acquired is based on preliminary estimates and have not been finalized. The Company is currently in the process of measuring deferred income tax assets and liabilities and goodwill on acquisition. The amounts disclosed in the preliminary fair value below are subject to change.

The purchase price was allocated as follows:

Preliminary
$
Net assets acquired	4,397,503
Non-controlling interest	(2,066,826)
Goodwill	169,323
Total purchase price	2,500,000

The net assets acquired included the following:

Cash	2,500,068
Amounts receivable	25,684
Prepaid expenses	1,883
Property and equipment	267,571
Intangible assets	2,922,096
Deferred income tax assets	471,469
Total assets	6,188,771

Accounts payable and accrued liabilities	(1,002,302)
Deferred income tax liabilities	(788,966)
Total liabilities	(1,791,268)

Net assets acquired	4,397,503

16

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Acquisition costs of $64,197 were expensed during the year ended December 31, 2017.

The non-controlling interest upon acquisition was measured by proportionate share in the recognized amounts of the identifiable net assets. The fair value of the amounts receivable acquired is equal to the carrying value.

Included in the Company’s revenue for the year ended December 31, 2017 is $8,190 earned by Northern Vine in the period from the acquisition date, November 17, 2017, to December 31, 2017. Included in the Company’s net loss for the year ended December 31, 2017 is Northern Vine’s net loss of $146,579 from November 17, 2017 to December 31, 2017.

If the Company had acquired its interest in Northern Vine on January 1, 2017, revenue would have increased by $58,000 and net loss would have increased by $1,018,000 for the year ended December 31, 2017.

6.	ACCOUNTS RECEIVABLE

The Company’s accounts receivable is comprised of:

	December 31 2017	December 31 2016
	$	$
Goods and Services Tax refund receivable	186,410	26,350
Interest receivable	24,438	-
Other	67,384	2,351
	278,232	28,701

Accounts receivable are neither impaired nor past due.

7.	BIOLOGICAL ASSETS

The Company’s biological assets consist of cannabis seeds and cannabis plants. Changes in the Company’s biological assets are as follows:

	December 31 2017	December 31 2016
	$	$
Carrying amount, beginning of year	162,986	140,422
Use of seeds	-	(2,640)
Costs incurred until harvest	218,874	158,310
Effect of unrealized changes in fair value of biological assets	(1,977)	64,852
Transferred to inventory upon harvest	(265,324)	(197,958)
Carrying amount, end of year	114,559	162,986

17

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

As at December 31, 2017, included in the carrying amount of biological assets is $25,113 (December 31, 2016 - $25,113) in seeds and $89,446 (December 31, 2016 - $137,873) in live plants.

The significant assumptions used in determining the fair value of medical cannabis plants are as follows:

•	plant waste based on various stages of growth;
•	yield per plant;
•	selling price, less costs to sell;
•	percentage of costs incurred to date compared to the total costs to be incurred (to estimate the fair value of an in-process plant); and
•	costs incurred for each stage of plant growth.

Biological assets are classified as Level 3 on the fair value hierarchy. Significant unobservable inputs used to fair value biological assets include the Company’s estimate of the yield of medical cannabis per plant. A 5% increase or decrease in the estimated yield of medical cannabis per plant would result in an increase or decrease in the fair value of biological assets of $4,472 at December 31, 2017 (December 31, 2016 - $6,894).

The Company has expanded the comparative disclosure to include additional disclosure of costs incurred until harvest and the effect of unrealized changes in fair value of biological assets. The revised disclosure provides more relevant information to the users of the financial statements.

8.	INVENTORY

The Company’s inventory is comprised of:

	December 31 2017	December 31 2016
	$	$
Dried cannabis	524,651	105,699
Cannabis oils	190,116	40,357
Goods for resale	3,727	1,214
Supplies and consumables	9,141	12,778
	727,635	160,048

Inventory expensed and included in cost of sales during the year ended December 31, 2017 was $637,751 (December 31, 2016 - $193,793).

9.	COST OF SALES

Cost of sales include harvested biological assets, purchased dried cannabis, goods purchased for resale and the cost of manufactured oil products sold during the period. These costs consist of direct costs and include direct labor, supplies, lab testing, packaging costs, rent and utilities.

18

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

10.	PLANT AND EQUIPMENT

	Leasehold improvements	Growing, lab and extract equipment	Other equipment	Total
	$	$	$	$
Cost
Balance, December 31, 2015	184,327	258,913	28,631	471,871
Additions	602	199,470	24,927	224,999
Disposals	-	(2,604)	(1,305)	(3,909)
Balance, December 31, 2016	184,929	455,779	52,253	692,961
Additions Acquired through	59,242	299,675	42,931	401,848
Northern Vine (Note 5)	30,300	237,271	-	267,571
Disposals	-	-	(911)	(911)
Balance, December 31, 2017	274,471	992,725	94,273	1,361,469

Accumulated depreciation
Balance, December 31, 2015	27,229	29,495	9,337	66,061
Additions	18,775	68,281	12,387	99,443
Disposals	-	(825)	(906)	(1,731)
Balance, December 31, 2016	46,004	96,951	20,818	163,773
Additions	33,605	113,702	19,484	166,791
Disposals	-	-	(430)	(430)
Balance, December 31, 2017	79,609	210,653	39,872	330,134

Net book value
At December 31, 2016	138,925	358,828	31,435	529,188
At December 31, 2017	194,862	782,072	54,401	1,031,335

Plant under construction

During 2017, site preparation began on the Company’s new self-constructed plant located in Metro Vancouver, British Columbia. As at December 31, 2017 $2,772,051 of expenditures were capitalized. Construction on the new asset is expected to continue throughout 2018, at the time the asset is ready for its intended use deprecation will commence.

19

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

11.	INTANGIBLE ASSETS AND GOODWILL

The Company’s intangible assets continuity is as follows:

	Health Canada License	Computer Software	Total
	$	$	$
Cost
Balance, December 31, 2015	-	2,549	2,549
Additions	-	61,771	61,771
Disposals	-	(2,185)	(2,185)
Balance, December 31, 2016	-	62,135	62,135
Additions	-	-	-
Acquired through Northern Vine (Note 5)	2,922,096	-	2,922,096
Disposals	-	-	-
Balance, December 31, 2017	2,922,096	62,135	2,984,231

Accumulated depreciation
Balance, December 31, 2015	-	1,232	1,232
Additions	-	16,906	16,906
Disposals	-	(1,421)	(1,421)
Balance, December 31, 2016	-	16,717	16,717
Additions	87,446	28,213	115,659
Balance, December 31, 2017	87,446	44,930	132,376

Net book value
At December 31, 2016	-	45,418	45,418
At December 31, 2017	2,834,650	17,205	2,851,855

The Company’s goodwill continuity is as follows:

Goodwill
$
Balance, December 31, 2015 and 2016	-
Acquired from Northern Vine (Note 5)	169,323
Balance, December 31, 2017	169,323

20

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

12.	LONG-TERM INVESTMENTS

	Fair value December 31 2016	Investment	Cummulative change in fair value	Fair value December 31 2017
	$	$	$	$
Level 1 on fair value hierarchy
VANC Pharmaceuticals Inc. - shares	-	250,000	250,000	500,000

Level 2 on fair value hierarchy
VANC Pharmaceuticals Inc. - warrants	-	-	166,667	166,667
	-	250,000	416,667	666,667

On November 27, 2017 the Company purchased 1,666,667 units of VANC Pharmaceuticals Inc., (“VANC”), a related party, pursuant to a subscription agreement dated November 7, 2017. Each unit entitled the holder to 1,666,667 shares and 1,666,667 warrants.

Each warrant entitles the holder to purchase one common share at the price of $0.20 per share. The warrants expire November 27, 2022, or earlier if the accelerated exercise provision is enacted. If the closing sales price trades at $0.25 or higher for 10 consecutive trading days, and VANC, within 5 days of such event, provides notice by way of news release to the holders of the warrants of the early expiry of the warrants, then the warrants shall expire 30 days from the date of notice. The common shares of VANC have been trading above $0.25 per share since December 6, 2017. No notice has been issued as at the filing date of these financial statements.

13.	INVESTMENT IN JOINT VENTURE

In 2017, the Company and Village Farms International, Inc. (“Village Farms”) formed Pure Sunfarms Corp. (“Pure Sunfarms”), a privately held company incorporated pursuant to the Business Corporations Act (British Columbia). The purpose of Pure Sunfarms is to pursue large-scale cannabis production in Canada. Village Farms and the Company each have a 50% ownership interest in Pure Sunfarms in the form of common shares. The Company has concluded that the agreement constitutes a joint arrangement where joint control is shared with Village Farms and therefore has accounted for Pure Sunfarms using the equity method.

The Company has contributed $16 million in cash to the joint venture as at December 31, 2017. A further $4 million in cash is required to be forwarded to the joint venture; this amount is currently included as “payable to joint venture” on the statement of financial position. As part of the transaction, the Company incurred related transaction costs of $229,639, which have been added to the amount of the investment in Pure Sunfarms in accordance with IAS 28.

21

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Summarized financial information for Pure Sunfarms is set out below:

	December 31	December 31
	2017	2016
	$	$
Non-current assets	23,144,466	-
Current assets (a)	17,381,496	-
Total assets	40,525,962	-

Non-current liabilities	-	-
Current liabilities	1,171,118	-
Total liabilities	1,171,118	-

(a) includes cash and cash equivalents	2,906,910	-

Loss and comprehensive loss (b)	645,156	-

(b) includes income tax recovery	238,620	-

A reconciliation of the summarized financial information to the carrying amount of the investment in Pure Sunfarms is set out below:

	December 31 2017	December 31 2016
	$	$
Total net assets of Pure Sunfarms	39,354,844	-

50% ownership interest held by the Company	19,677,422	-
Transaction costs	229,639	-
Carrying amount of the investment	19,907,061	-

To date, Pure Sunfarms has not issued dividends. As a privately held company, there are no quoted market prices available for the shares of Pure Sunfarms.

14.	RELATED PARTY TRANSACTIONS

With Emerald Health Sciences Inc.

Emerald Health Sciences Inc. (“Sciences”) charged the Company $1,871,521 during the year ended December 31, 2017 (December 31, 2016 - $146,970) for services related to financing, business development, investor relations and acquisition activities. The Company entered into a management agreement with Sciences in May 2015, which has subsequently been amended in 2018 to provide increased services at a cost of $350,000 per month. Sciences charged the Company $303,099 during the year ended December 31, 2017 (December 31, 2016 - $1,587) for invoices paid on behalf of the Company. The Company paid $Nil (2016 - $39,561) to Sciences in interest on outstanding debt that was repaid in full by way of debt conversion (discussed below) in 2016. As of December 31, 2017, the Company owed $125,486 (December 31, 2016 - $97,696) to Sciences, this amount is included in the due to related parties caption on the Consolidated Statements of Financial Position and is non-interest bearing.

22

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

In March 2016, Sciences agreed to convert debt of $1,392,796 outstanding as of February 26, 2016, the date Sciences agreed to the conversion of the debt, into 8,097,651 Common Shares at a deemed price of $0.172 per share. The TSXV approved the conversion of the debt and shares were issued in May 2016.

In August 2016, Sciences and the Company announced a private placement of 4,077,687 units of the Company at a price of $0.205 per unit, for gross proceeds of $835,926. Each unit was comprised of one Common Share and one common share purchase warrant of the Company, with each warrant entitling the holder to acquire an additional Common Share for a period of 24 months at an exercise price of $0.27. The TSXV approved the transaction and the shares were issued in September 2016.

Also in August 2016, Sciences agreed to convert additional debt outstanding in the amount of $921,465 owed by the Company to Sciences as of August 5, 2016, the date Sciences agreed to the conversion of the debt, into 4,494,955 Common Shares at a deemed price of $0.205 per share. The TSXV approved the conversion of the debt and shares were issued in September 2016.

In November 2016, Sciences and the Company completed a private placement of 4,411,764 units of the Company at a price of $0.68 per unit, for gross proceeds of $3,000,000. Each unit was comprised of one Common Share and one common share purchase warrant of the Company, with each warrant entitling the holder to acquire an additional Common Share at an exercise price of $0.85 per share for a period of five years from the closing date. The TSXV approved the transaction and the shares were issued in November 2016.

As of December 31, 2017, Sciences held an aggregate of 45,156,555 shares, representing 42% of the issued and outstanding common shares of the Company (“Common Shares”) and it held 8,489,451 common share purchase warrants of the Company.

With the Company’s joint venture

As of December 31, 2017, Pure Sunfarms owes the Company $324,674 (December 31, 2016 - $Nil) for expenditures made on behalf of the joint venture. This amount is included in the due from related parties caption on the Consolidated Statements of Financial Position and is non-interest bearing.

23

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

With a company controlled by the Company’s Executive Chairman

During the year ended December 31, 2017, the Company entered into a 30-year lease with a company (the “Landlord”) that is controlled by Dr. Avtar Dhillon, the Executive Chairman of the Company with respect to land in Metro Vancouver, British Columbia on which the Company is constructing its new production facility. During the year ended December 31, 2017, the Company paid to the Landlord $169,704 (2016 - $Nil) in rent, a $15,000 damage deposit, and a further $196,391 utility deposit, refundable if usage minimum is met as expected by 2022. The Landlord also charged the Company $238,603 during the year ended December 31, 2017 (2016 - $Nil) for services related to construction of the Company’s new facility. As of December 31, 2017, the Company owed $77,244 (December 31, 2016 - $Nil) to the Landlord, this amount is included in the due to related parties caption on the Consolidated Statements of Financial Position and is non-interest bearing.

With a company whose CEO is also a director of the Company

On November 27, 2017 for investment purposes, the Company paid $250,000 to purchase 1,666,667 units of VANC, as described in Note 12. The CEO of VANC is also a director of the Company.

Remuneration of directors and key management of the Company

The remuneration awarded to directors and to senior key management including the Executive Chairman, the President, the Chief Executive Officer, and the Chief Financial Officer, includes the following:

	For the year ended December 31 2017	For the year ended December 31 2016
	$	$
Wage and short-term benefits	670,667	369,528
Share-based payments (Note 15)	1,318,058	536,999
	1,988,725	906,527

Included in the due to related parties caption on the Consolidated Statements of Financial Position at December 31, 2017 is $44,775 (December 31, 2016 - $Nil) due to related parties with respect to key management personnel and expense reimbursements and are non-interest bearing.

In the event that senior key management employment agreements are terminated by the Company, other than for just cause, such officers are entitled to a minimum severance amount equal to six months of salary.

These transactions are in the normal course of the operations on normal commercial terms and conditions and at market rates, which is the amount of consideration established and agreed to by the related parties.

24

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

15.	SHARE CAPITAL

Authorized

•	Unlimited number of common shares without par value
•	Unlimited number of preferred shares without par value, issuable in series

Issued

•	106,787,226 common shares (December 31, 2016 – 67,794,698)
•	Nil preferred shares (December 31, 2016 - Nil)

During the year ended December 31, 2017 the outstanding share capital increased by 38,992,528 Common Shares due to the following transactions:

•	A prospectus offering (the “February Offering”), completed on February 10, 2017, for 10,235,000 units of the Company at a price of $1.35 per unit, for gross proceeds of $13,817,250. Each unit consisted of one Common Share and one-half of one common share purchase warrant of the Company, with each warrant entitling the holder to acquire an additional Common Share at an exercise price of $2.00 for a period of 24 months from the closing date;
•	A prospectus offering (the “April Offering”), completed on April 20, 2017, for 13,170,000 units of the Company at a price of $1.85 per unit, for gross proceeds of $24,364,500. Each unit consisted of one Common Share and one-half of one common share purchase warrant of the Company, with each warrant entitling the holder to acquire an additional Common Share at an exercise price of $2.60 for a period of 24 months from the closing date;
•	The issuance on April 21, 2017 of an additional 1,465,100 shares of the Company at a price of $1.755 per share and 987,750 common share purchase warrants (on the same terms as the warrants issued under the April Offering) at a price of $0.19 per warrant, for gross proceeds of $2,758,924 pursuant to the exercise of an over-allotment option granted to the underwriter in connection with the April Offering;
•	The exercise of compensation units that were issued under the February Offering for 307,050 units of the Company at a price of $1.35 per unit, for gross proceeds of $414,518. Each unit consisted of one Common Share and one-half of one common share purchase warrant of the Company, with each warrant entitling the holder to acquire an additional Common Share at an exercise price of $2.00 for a period of 24 months from the closing date;
•	The exercise of compensation units that were issued under the April Offering for 439,053 units of the Company at a price of $1.85 per unit, for gross proceeds of $812,248. Each unit consisted of one Common Share and one-half of one common share purchase warrant of the Company, with each warrant entitling the holder to acquire an additional Common Share at an exercise price of $2.60 for a period of 24 months from the closing date;
•	A total of 4,797,375 warrants were exercised at an exercise price of $2.00 for gross proceeds of $9,594,750;

25

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

•	A total of 7,047,700 warrants were exercised at an exercise price of $2.60 for gross proceeds of $18,324,020; and
•	A total of 1,531,250 stock options were exercised ranging in exercise price from $0.175 to $1.42 for gross proceeds of $1,120,060.

During the year ended December 31, 2016, the outstanding share capital increased by 21,723,857 Common Shares due to the following transactions:

•	The debt conversion with Sciences in May 2016 for 8,097,651 Common Shares at a deemed price of $0.172 per share;
•	The private placement with Sciences in September 2016 for 4,077,687 units of the Company at a price of $0.205 per unit, for gross proceeds of $835,926. Each unit was comprised of one Common Share and one common share purchase warrant of the Company, with each warrant entitling the holder to acquire an additional Common Share for a period of 24 months at an exercise price of $0.27;
•	The debt conversion with Sciences in September 2016 for 4,494,955 Common Shares at a deemed price of $0.205 per share;
•	The private placement with Sciences in November 2016 for 4,411,764 units of the Company at a price of $0.68 per unit, for gross proceeds of $3,000,000. Each unit was comprised of one common share and one common share purchase warrant of the Company, with each warrant entitling the holder to acquire an additional Common Share at an exercise price of $0.85 for a period of five years from the closing date; and
•	A total of 641,800 stock options were exercised ranging in exercise price from $0.175 to $0.72 for gross proceeds of $273,176.

Surplus and Value Escrow Agreements

As at December 31, 2017, there are no shares held in escrow.

In September 2014, the Company entered into a Surplus Security Escrow Agreement and a Value Security Escrow Agreement in connection with the RTO pursuant to TSXV Policy 5.4 Escrow, Vendor Consideration and Resale Restrictions. Approximately 59% of the initial outstanding Common Shares issued in September 2014 were subject to the Surplus Security Escrow Agreement and as at December 31, 2017, none (December 31, 2016 – 14,921,220) of the Common Shares held under the Surplus Security Escrow Agreement remain in escrow. Approximately 11% of the initial Common Shares were subject to the Value Security Escrow Agreement and as of December 31, 2017, none (December 31, 2016 – 1,520,256) of the Common Shares held under the Value Security Escrow Agreement remain in escrow.

26

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Share based payments

In May 2017, the board of directors approved the adoption of a New Omnibus Incentive Plan (the “New Plan”), which was approved by the shareholders in June 2017. The New Plan replaces the stock option plan that was previously approved by the shareholders (the “Previous Plan”). Options granted under the Previous Plan will remain outstanding and governed by the terms of the Previous Plan.

Under the New Plan, the maximum number of common shares issuable upon the exercise or redemption and settlement of all awards granted under the New Plan shall not exceed 10% of the issued and outstanding Shares at the time of granting of such award less the number of Shares reserved for issuance under all other security based compensation arrangements of the Company. Under the New Plan, the following types of awards can be issued: stock options, share appreciation rights, restricted share units and other performance awards.

The New Plan, as was the Previous Plan, is administered by the Board of Directors of the Company who establish exercise prices, at not less than market price at the date of grant, and expiry dates, which have been set at five years from issuance.

The Board of Directors has the discretion to determine to whom options will be granted, the number and exercise price of such options and the terms and time frames in which the options will vest and be exercisable.

The exercise price of the options must be no less than the closing market price of the Common Shares on the day preceding the grant.

	Number of Options	Weigthed Average Exercise Price
		$
Balance at December 31, 2015	3,950,000	0.44
Granted	2,725,000	0.62
Forfeited	(25,000)	0.72
Exercised	(641,800)	0.43
Expired	(250,000)	0.40
Balance at December 31, 2016	5,758,200	0.53
Granted	5,905,000	2.67
Forfeited	(270,836)	1.38
Exercised	(1,531,250)	0.73
Balance at December 31, 2017	9,861,114	1.76

During the year ended December 31, 2017, the Company granted 5,905,000 stock options to employees and consultants. The stock options granted had exercise prices between $1.16 and $4.25, expiry dates of up to five years and vest over periods of up to three years. The fair values of the stock options were determined to be between $0.41 and $2.23.

27

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

The fair values of the options granted during the year ended December 31, 2017 and 2016 were determined on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	December 31 2017	December 31 2016
Risk free interest rate	0.74% - 1.70%	0.59% - 1.04%
Expected life of options (years)	1-3	4-5
Expected annualized volatility	80%	80%
Expected dividend yield	Nil	Nil
Weighted average Black-Scholes value of each option	$1.37	$0.39

Volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have similar trading and volatility history. The expected life in years represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on Canada government bonds with a remaining term equal to the expected life of the options.

28

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Incentive stock options outstanding and exercisable at December 31, 2017 are summarized as follows:

			Outstanding		Exercisable
Exercise price	Quantity	Remaining contractual life (years)	Weighted average exercise price	Quantity	Weighted average exercise price
$			$		$
0.175	141,673	3.19	0.175	4,376	0.175
0.335	210,000	3.65	0.335	70,350	0.335
0.400	750,000	1.68	0.400	300,000	0.400
0.410	70,000	2.07	0.410	22,514	0.410
0.450	1,500,000	2.32	0.450	675,000	0.450
0.550	160,000	1.92	0.550	88,000	0.550
0.720	1,794,718	3.75	0.720	819,697	0.720
1.160	35,000	4.42	1.160	7,894	1.160
1.180	200,000	4.50	1.180	118,000	1.180
1.190	87,500	4.67	1.190	4,958	1.190
1.210	50,000	4.59	1.210	8,403	1.210
1.220	787,223	4.35	1.220	206,045	1.220
1.380	150,000	3.45	1.380	84,813	1.380
1.420	150,000	4.32	1.420	47,333	1.420
1.510	100,000	1.04	1.510	151,000	1.510
1.290	500,000	4.76	1.290	161,250	1.290
1.270	100,000	4.72	1.270	31,750	1.270
1.470	175,000	4.78	1.470	64,313	1.470
2.330	250,000	4.88	2.330	145,625	2.330
4.250	2,650,000	4.98	4.250	2,815,625	4.250
	9,861,114	3.81	1.757	5,826,946	1.112

The Company recorded share-based compensation expense related to the incentive stock options of $2,716,400 for the year ended December 31, 2017 (December 31, 2016 - $680,788). The expense has been charged to the consolidated statements of loss and comprehensive loss.

Restricted share units

During the year ended December 31, 2017, the Company issued 825,000 restricted share units (“RSUs”), as permitted under the New Plan described above. The RSUs vest as follows: 200,000 on May 8, 2020; 275,000 on December 15, 2020; and 350,000 on January 15, 2019 and will be settled in Common Shares. At the time of issuance, the fair value of the RSUs were determined to be: $1.22 per unit for RSU’s vesting on May 8, 2020; $4.92 per unit for RSUs vesting on December 15, 2020 and $4.25 per unit for RSUs vesting on January 15, 2019. The Company recorded share-based compensation expense related to the RSUs of $106,095 for the year ended December 31, 2017 (December 31, 2016 - $Nil) to the consolidated statement of loss and comprehensive loss.

29

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Compensation options

As part of the prospectus offerings completed in February 2017 and April 2017, the Company issued compensation options to the underwriters, exercisable into units with the same terms as the units issued in the applicable offerings for a period of twenty-four months. The fair value of the compensation options reduced the share capital amount. Compensation options outstanding and exercisable at December 31, 2017 are summarized as follows:

	Number of compensation options	Remaining contractual life (years)	Weighted Average Exercise Price	Fair Value per unit	Fair Value at issue
		$		$	$
Balance at December 31, 2016	-	-	-	-	-
Granted, February offering	307,050	1.35	1.11	0.40	121,941
Granted, April offering	395,100	1.85	1.30	0.52	205,830
Granted, April offering, over allotment	43,953	1.85	1.30	0.51	22,327
Exercised	(746,103)	1.64	1.22	0.47	(350,098)
Balance at December 31, 2017	-	-	-	-	-

The fair values of the compensation options granted during the year ended December 31, 2017 were determined on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	Grant February 10, 2017	Grant April 20, 2017	Grant April 21, 2017
Number of compensation options granted	307,050	395,100	43,953
Exercise price	$1.35	$1.85	$1.85
Market value on grant date	$1.31	$1.44	$1.42
Risk free interest rate	0.77%	0.74%	0.71%
Expected life	2 years	2 years	2 years
Annualized volatility	80%	80%	80%
Expected dividends	Nil	Nil	Nil

Volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have similar trading and volatility history. The expected life in years represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on Canada government bonds with a remaining term equal to the expected life of the options.

30

EMERALD HEALTH THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

16.	WARRANTS

	Expiry date	Number of Warrants	Weighted Average Exercise Price
			$
Balance at December 31, 2015		-	-
Issued in September, 2016	September 20, 2018	4,077,687	0.27
Issued in November, 2016	November 15, 2021	4,411,764	0.85
Balance at December 31, 2016		8,489,451	0.57
Issued in February, 2017	January 19, 2018	5,117,500	2.00
Issued in April, 2017	February 5, 2018	7,572,750	2.60
Issued upon exercise of compensation units	January 19, 2018	153,525	2.00
Issued upon exercise of compensation units	February 5, 2018	219,526	2.60
Exercised		(11,845,075)	2.36
Balance at December 31, 2017		9,707,677	0.80

The Company exercised its right to accelerate the exercise period for the warrants issued in February 2017. Notice of the accelerated expiry was provided to warrant holders effective December 20, 2017. The new expiry date of these warrant was January 19, 2018. On January 19, 2018 the remaining 30,300 unexercised warrants issued under the February 2017 prospectus offering expired and were cancelled.

Subsequent to the year ended December 31, 2017, the Company exercised its right to accelerate the exercise period for the warrants issued in April 2017. Notice of the accelerated expiry was provided to warrant holders effective January 5, 2018. The new expiry date of these warrants was February 5, 2018. On February 5, 2018 the remaining 25,750 unexercised warrants issued under the April 2017 prospectus offering expired and were cancelled.

17.	COMMITMENTS

Operating leases

The Company has entered into certain operating lease commitments for land, office space and temporary housing through 2047. The future minimum lease payments for the next five years and thereafter are as follows:

31

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

	2018	2019	2020	2021	2022	Thereafter
	$	$	$	$	$	$
Production facilities	154,575	120,739	41,988	31,113	2,593	-
Office space	71,820	95,760	39,900	-	-	-
Temporary housing	29,970	2,700	-	-	-	-
Land (Note 14)	320,000	320,000	320,000	320,000	320,000	7,760,000
Total	576,365	539,199	401,888	351,113	322,593	7,760,000

During the year ended December 31, 2017, the Company entered into agreements for the supply of material and labour to build greenhouses. The Company committed to payments of $3,580,000 in the year ended December 31, 2018.

18.	FINANCIAL INSTRUMENTS

Financial assets and financial liabilities are measured on an ongoing basis at fair value or amortized cost. As at December 31, 2017 and December 31, 2016, the classification of the financial instruments, as well as their carrying values and fair values, are shown in the table below:

	December 31, 2017		December 31, 2016
	Fair Value	Carrying Value	Fair Value	Carrying Value
	$	$	$	$
Financial Assets
FVTPL
Cash	9,523,145	9,523,145	3,217,205	3,217,205
Biological assets	114,559	114,559	162,986	162,986
Long-term investment	666,667	666,667	-	-

Loans and accounts, recorded at amortized cost
Cash equivalents	35,000,000	35,000,000	-	-
Accounts receivable	91,822	91,822	2,351	2,351
Due from related parties	324,674	324,674	-	-
Refundable deposits	196,391	196,391	-	-

Financial Liabilities
Other financial liabilities, recorded at amortized cost
Accounts payable and accrued liabilities	1,378,645	1,378,645	376,339	376,339
Payable to joint venture	4,000,000	4,000,000	-	-
Due to related parties	247,505	247,505	97,696	97,696

32

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

The carrying value of the cash and cash equivalents, accounts receivables (excluding statutory receivable balances), due from related parties, accounts payable and accrued liabilities and amounts due to related parties, approximates the fair value because of the short-term nature of these instruments.

Fair value hierarchy financial instruments recorded at fair value at the statement of financial position dates are classified using the fair value hierarchy, which reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 – Valuation based on quoted prices [unadjusted] in active markets for identical assets or liabilities.

Level 2 – Valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – Valuation techniques using inputs for the asset or liability that are not based on observable market data.

There have been no transfers between fair value levels during the year.

The Company’s financial instruments that are recorded at fair value are presented in the following table:

	Fair Value Measurement
	Carrying Value	Level 1	Level 2	Level 3
	$	$	$	$
As at December 31, 2017

Financial Assets
Cash	9,523,145	9,523,145	-	-
Biological assets	114,559	-	-	114,559
Long-term investments	666,667	500,000	166,667	-

As at December 31, 2016

Financial Assets
Cash	3,217,205	3,217,205	-	-
Biological assets	162,986	-	-	162,986

The Company is exposed to varying degrees to a variety of financial instrument related risks:

Currency risk

The Company’s functional and presentation currency is the Canadian dollar and major purchases are transacted in Canadian dollars. As a result, the Company’s exposure to foreign currency risk is minimal.

33

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

Credit risk

The Company’s cash and redeemable short-term investment certificates are largely held in large Canadian financial institutions. The Company does not have any asset backed commercial paper. The Company maintains cash deposits with Schedule A financial institutions, which from time to time may exceed federally insured limits. The Company’s maximum exposure to credit risk as at December 31, 2017 is the carrying value of its financial assets.

Interest rate risk

Interest rate risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial assets and liabilities with variable interest rates expose the Company to cash flow interest rate risk. The Company does not hold any financial liabilities with variable interest rates. The Company does maintain bank accounts and redeemable short-term investment certificates which earn interest at variable rates, but it does not believe it is currently subject to any significant interest rate risk.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. As at December 31, 2017, the Company had positive working capital of $40,510,006 (December 31, 2016 – positive working capital of $3,127,688). The Company’s ability to continue as a going concern is dependent on management’s ability to raise required funding through future equity issuances and through short term borrowing. The Company manages its liquidity risk by forecasting cash flows from operations and anticipating any investing and financing activities. Management and the Board of Directors are actively involved in the review, planning and approval of significant expenditures and commitments.

19.	CAPITAL MANAGEMENT

The Company’s objective when managing its capital is to ensure sufficient equity financing to fund its planned operations in a way that maximizes the shareholder return given the assumed risks of its operations. The Company considers shareholders’ equity as capital. Through the ongoing management of its capital, the Company will modify the structure of its capital based on changing economic conditions. In doing so, the Company may issue new shares. Annual budgeting is the primary tool used to manage the Company’s capital. Updates are made as necessary to both capital expenditure and operational budgets in order to adapt to changes in risk factors, proposed expenditure programs and market conditions.

20.	INCOME TAXES

As the Company has recorded a net loss for accounting and income tax purposes in both 2017 and 2016, no current income tax expense has been recorded in these financial statements.

34

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

The income taxes shown in the Statements of Loss and Comprehensive Loss differ from the amounts obtained by applying statutory rates to the loss before income taxes due to the following:

	December 31, 2017	December 31, 2016
Statutory tax rate	26%	26%

	$	$
Loss for the year before income taxes	(8,841,824)	(2,940,501)
Expected income tax recovery	(2,298,874)	(764,530)
Non-deductible items	772,027	127,047
Tax impact of rate change	(58,725)	-
Unrecognized deductible temporary difference	1,585,572	637,483
Income tax expense	-	-

The statutory rate increased from 26% to 27% effective January 1, 2018.

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Deferred tax assets (liabilities) at December 31, 2017 and 2016 are comprised of the following:

	December 31, 2017	December 31, 2016
	$	$
Deferred tax assets from:
Non-capital loss carry-forward and tax pool balances	4,029,820	1,696,687
Share issue costs	770,948	129,824
Cumulative eligible capital	14,364	14,873
Plant and equipment	6,952	208
	4,822,084	1,841,592
Deferred tax liabilities from:
Long term investment	(56,250)	-
Intangible assets	(788,966)	-
	(845,216)	-
Unrecognized deferred tax assets	(4,294,365)	(1,841,592)
Net deferred tax liability	(317,497)	-

35

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

	December 31,	December 31,
	2017	2016
	$	$

Deferred tax assets (liabilities) through acquisition (Note 5):
Non-capital loss carry-forward	471,469	-
Intangible assets	(788,966)	-
Net deferred tax liability	(317,497)	-

Tax pool balances consist of Scientific Research and Experimental Development qualified expenditures of $329,749 which may be carried forward indefinitely and deducted against any Canadian business income.

The Company has non-capital losses carry forward of approximately $12.8 million at December 31, 2017 (December 31, 2016 $6.5 million) for which a deferred tax asset has not been recognized. These losses may be carried forward to apply against future year income tax for Canadian income tax purposes, subject to the final determination by taxation authorities, expire as follows:

Expires:	$
2033	13,424
2034	1,227,229
2035	2,537,489
2036	2,122,188
2037	6,948,997
12,849,327

21.	SEGMENTED INFORMATION

The Company operates in one operating segment, being the production of medical cannabis pursuant to the Access to Cannabis for Medical Purposes Regulations. As at December 31, 2017 and 2016, all of the Company’s operations and assets are located in Canada.

22.	GENERAL AND ADMINISTRATIVE EXPENSES

	December 31, 2017	December 31, 2016
	$	$
Professional, director and consulting fees	2,301,067	418,093
Investor relations and media	1,026,299	5,511
Wages and benefits	854,430	504,422
Office and general	522,485	196,320
Travel and accomodations	366,166	56,751
Interest on promissory note	-	39,678
Total general and administrative expenses	5,070,447	1,220,775

36

EMERALD HEALTH THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2017 and 2016
(Expressed in Canadian dollars)

23.	EVENTS AFTER THE REPORTING PERIOD

On January 9, 2018 the Company closed a private placement offering to a single Canadian institutional accredited investor (the “Investor”) of 3,000,000 units at a price per unit of $5.00 for gross proceeds of $15,000,000. Each unit consists of one common share of the Company and one common share purchase warrant. Each warrant is exercisable into one common share of the Company for a period of 3 years at a price of $6.00 per warrant with an expiry date of January 9, 2021. In the event that the closing price of the Company’s common shares on the TSX Venture Exchange is greater than $8.00 per common share for a period of 10 consecutive trading days at any time after the closing of the prospectus sale, the Company may accelerate the expiry date of the warrants by giving notice to the Investor and in such case the warrants will expire on the 30th day after the date on which such notice is given by the Company.

On February 9, 2018 the Company closed a private placement offering of 3,000,000 units at a price per unit of $6.00 for gross proceeds of $18,000,000. Each unit consists of one common share of the Company and one common share purchase warrant. Each warrant is exercisable into one common share of the Company for a period of 6 months at a price of $7.00 per warrant with an expiry date of August 9, 2018. In the event that the closing price of the Company’s common shares on the TSXV or other recognized exchange is greater than $8.50 per common share for a period of 5 consecutive trading days at any time after the closing of the prospectus sale, the Company may accelerate the expiry date of the warrants by giving notice to the Investor and in such case the warrants will expire on the 15th day after the date on which such notice is given by the Company.

On February 15, the 3,000,000 warrants issued under the January 2018 private placement offering were exercised at an exercise price of $6.00 per share for gross proceeds of $18,000,000.

On March 3, the 4,077,687 warrants issued in September 2016 were exercised at an exercise price of $0.27 per share for gross proceeds of $1,100,975.

Subsequent to the year end, the Company granted an aggregate of 545,000 options to purchase Common Shares, to various employees and consultants, at an average exercise price of $5.75 per share. These options vest over three years and expire after five years. The Company also granted 5,000 RSUs, which will vest in full on January 12, 2019 if the vesting condition is met.

37